Exhibit 10.1
ACKNOWLEDGEMENT
On April 4, 2007, I, Robert Gregg, delivered that certain Put Notice (the “2007 Put Notice”) to NationsHealth, Inc., a Delaware corporation (the “Company”), whereby I put $750,000 worth of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”), representing 500,000 shares, pursuant to the terms of the Separation Agreement and General Release, dated December 16, 2005 (the “Separation Agreement”).
I hereby acknowledge and agree that (i) the proceeds from the any sale of the 288,000 shares of Common Stock that have been transferred to the Robert Gregg Revocable Trust Dated December 18, 2000 by RGGPLS, LLC (f/k/a RGGPLS Holding, Inc.) on or about July 16, 2007 to any third party (individually, a “Sale” and collectively, the “Sales”) shall satisfy a portion of the Company’s obligation pursuant to the terms and conditions set forth in the Separation Agreement, (ii) following all of the Sales, the Company’s obligation pursuant to the 2007 Put Notice shall be the difference between $750,000 and the aggregate amount of all of the Sales proceeds, if any (the “Put Shortfall”), which proceeds from each Sale shall be the greater of (a) the aggregate amount (before any deductions for taxes or any other withholdings) received by the Robert Gregg Revocable Trust Dated December 18, 2000 with respect to each such Sale or (b) the amount determined by multiplying (1) the 20-day average of the closing stock price of the Company’s Common Stock as reported by NASDAQ for the period ending on the closing date by (2) the number of shares of Common Stock sold with respect to each such Sale, and (iii) the Put Shortfall shall be subject to the terms and conditions set forth in the Separation Agreement.

By:	\s\ Robert Gregg
Name:	Robert Gregg
Date:	July 16, 2007
Accepted and Agreed: July 16, 2007

NATIONSHEALTH, INC.

By:	\s\ Timothy Fairbanks
Name:	Timothy Fairbanks
Title:	CFO
Date:	July 16, 2007